Exhibit 99.2

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

KPMG LLP
Chartered Accountants	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
333 Bay Street Suite 4600	Internet	www.kpmg.ca
Toronto ON M5H 2S5
Canada

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Neo Material Technologies Inc.:

We have audited the accompanying consolidated balance sheets of Neo Material Technologies Inc. (and subsidiaries) as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neo Material Technologies Inc. (and subsidiaries) as of  December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for the years then ended in conformity with Canadian generally accepted accounting principles.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

June 7, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

(Audited - all figures in thousands of United States dollars)

	December 31	December 31
	2010	2009
ASSETS
Current
Cash and cash equivalents	$86,769	$57,308
Accounts receivable	52,035	36,195
Inventories (Note 4)	88,679	48,914
Future income tax asset (Note 8)	3,902	2,536
Other current assets	6,474	7,886
Total current assets	237,859	152,839
Property, plant and equipment (Note 5)	46,574	44,755
Patents and other intangible assets (Note 6)	15,155	13,118
Pension benefit asset (Note 9)	3,661	3,780
Goodwill	48,752	44,481
Other long-term assets	12,393	6,849
Total assets	$364,394	$265,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank advances and other short-term debt (Note 7)	$10,171	$6,977
Accounts payable and other accrued charges	61,046	34,397
Long-term debt due within one year	265	—
Total current liabilities	71,482	41,374
Long-term debt	519	—
Future income tax liability (Note 8)	10,655	4,533
Accrued postretirement benefits (Note 9)	488	493
Other long-term liabilities	8,828	4,446
Total liabilities	91,972	50,846
Non-controlling interest	3,445	1,666
Shareholders’ equity (Note 13)	268,977	213,310
Contingencies and commitments (Note 10)
Total liabilities and shareholders’ equity	$364,394	$265,822

See accompanying notes

Approved on behalf of the Board by:

signed “Constantine Karayannopoulos”	signed “James Jackson”

Constantine Karayannopoulos	James J. Jackson
President and CEO, Director	Director

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF INCOME

(Audited - all figures in thousands of United States dollars, except per share information)

	Year ended December 31
	2010	2009
Revenues	$337,554	$187,486
Costs of sales
Costs excluding depreciation and amortization	198,659	113,442
Depreciation and amortization	8,280	7,451
Gross profit	130,615	66,593
Expenses
Selling, general and administrative	31,374	25,804
Stock-based compensation (Note 17)	11,772	6,614
Depreciation and amortization	3,400	3,174
Research and development	11,141	6,479
	57,687	42,071
Operating income before the undernoted	72,928	24,522
Other expense (income)	107	(767)
Interest expense, long-term debt	15	—
Interest expense, other	1,573	1,314
Foreign exchange gain	(1,178)	(996)
Income from operations before taxes, non-controlling interest and equity income of affiliate	72,411	24,971
Income taxes (Note 8)	15,628	5,723
Income from operations before non-controlling interest and equity income of affiliate	56,783	19,248
Equity income of affiliate	1,278	235
Non-controlling interest in (earnings) loss of subsidiaries	(1,779)	201
Net income	$56,282	$19,684
Net income per share, basic (Note 16)	$0.47	$0.17
Net income per share, diluted (Note 16)	$0.46	$0.17
Weighted average number of shares outstanding, basic	119,729,575	116,427,324
Weighted average number of shares outstanding, diluted	121,185,595	117,401,558

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited - all figures in thousands of United States dollars)

	Year ended December 31
	2010	2009
Operating Activities
Net income for the year	$56,282	$19,684
Add (deduct) items not affecting cash
Depreciation and amortization	11,680	10,625
Stock-based compensation expense	11,772	6,614
Non-controlling interest in earnings (loss) of subsidiaries	1,779	(201)
Accretion in carrying value of long-term debt	572	751
Future income tax	3,544	1,221
Equity income of affiliate	(1,278)	(235)
Accrued benefit expense, net of cash contributions	237	227
Loss on disposal of property, plant and equipment	334	61
Other	(170)	—
Net change in other long-term liabilities (Note 3)	711	—
Net change in non-cash working capital balances related to operations (Note 12)	(40,844)	(14,653)
Cash provided by operating activities	44,619	24,094
Investing activities
Acquisition of property, plant and equipment	(6,991)	(3,955)
Cash paid on acquisition of Buss & Buss (Note 3) and Recapture Metals Ltd., net of cash acquired	(5,235)	(765)
Redemption of Recapture Metals Ltd.preferred shares	—	(1,607)
Proceeds from disposal of property, plant and equipment	51	2,032
Other investments (Note 20)	(1,742)	(257)
Cash used in investing activities	(13,917)	(4,552)
Financing activities
Repayment of long-term debt	(203)	—
Increase (decrease) in bank advances and other short-term debt	1,900	(14,541)
Cash received from shareholders’ loan	73	—
Repurchase of common shares for cancellation	(4,587)	(1,623)
Issue of common shares	1,576	2,423
Cash used in financing activities	(1,241)	(13,741)
Cash provided during the year	29,461	5,801
Cash and cash equivalents, beginning of year	57,308	51,507
Cash and cash equivalents, end of year	$86,769	$57,308

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Audited - all figures in thousands of United States dollars)

	December 31, 2010		December 31, 2009
	Number	Amount	Number	Amount
Share Capital
Authorized
Unlimited common shares
Issued
Common Shares
Balance at beginning of year	120,075,502	244,879	116,176,614	232,325
Shares issued to Recapture Metals Limited shareholders	—	—	4,499,996	13,581
Shares issued on exercise of stock options	806,308	1,941	1,107,992	2,423
Shares issued on acquisition of a 19.5% stake in Atlantic Metals, net of issue cost (Note 20)	180,838	688	—	—
Shares purchased for cancellation pursuant to normal course issuer bid (Note 13)	(1,271,900)	(2,596)	(1,709,100)	(1,623)
Fair value assigned to repurchase of common shares	—	—	—	(1,827)
Balance at end of year	119,790,748	244,912	120,075,502	244,879
Contributed Surplus
Balance at beginning of year		7,301		5,081
Stock-based compensation expense		210		393
Exercise of stock options		(365)		—
Repurchase of common shares for cancellation		(1,991)		1,827
Balance at end of year		5,155		7,301
Retained Earnings (Deficit)
Balance at beginning of year		(38,574)		(58,258)
Net income for the year		56,282		19,684
Balance at end of year		17,708		(38,574)
Accumulated Other Comprehensive Income:
Balance at beginning of year		—		—
Change in fair value of available-for-sale securities, net of tax		1,425		—
Balance at end of year		1,425		—
Shareholders’ loan
Balance at beginning of year		(296)		(296)
Repayment of loan by shareholder		73
Balance at end of year		(223)		(296)
Shareholders’ equity at end of year		268,977		213,310

See accompanying notes

NEO MATERIAL TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Audited - all figures in thousands of United States dollars)

	Year ended December 31
	2010	2009
Net income for the year	$56,282	$19,684

Change in fair value of available-for-sale securities, net of tax of $237	1,425	—
Comprehensive income for the year	$57,707	$19,684

NEO MATERIAL TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ending December 31, 2010 and 2009

(Tabular figures in thousands of United States dollars, unless otherwise stated)

Note 1    Nature of operations and basis of presentation

Neo Material Technologies Inc. (the “Company”) is a Canadian based international company engaged in the production, processing and development of neo powders, rare earths and zirconium based engineered materials and applications through its Magnequench and Performance Materials (“PM”) business divisions.

Magnequench, through its subsidiaries, is engaged in the business of manufacturing and distributing high energy, rare earth magnetic powder. Magnequench’s powder is used in a wide range of industries, including computer storage devices, office automation, automotive and appliance industries. Magnequench operates manufacturing facilities in Tianjin, People’s Republic of China (“China”) and Korat, Thailand, as well as magnetic powder distribution facilities in Indiana, United States of America, and Tübingen, Germany.

PM produces rare earth based and other engineered materials through its ownership in two Sino-foreign equity joint venture enterprises in China. Although referred to as equity joint ventures, PM controls these enterprises and they are considered to be subsidiaries of PM. Jiangyin Jia Hua Advanced Material Resources Co. (“JAMR”) is owned 90% by the Company and Zibo Jia Hua Advanced Material Resources Co., Ltd. (“ZAMR”) is owned 95% by the Company. Additionally, the division, through its Recapture Metals business (“Recapture”), reclaims, refines and markets high value niche metals and their compounds which are primarily used in the wireless, light-emitting diode (“LED”), flat panel display, turbine, solar and catalyst industries. During the second quarter of 2010, the division completed its acquisition of 50% of the issued and outstanding shares plus voting control of Buss & Buss Spezialmetalle GmbH (“Buss & Buss”) (see Note 3). Buss & Buss is a German limited liability company located in Sagard, Germany that specializes in the recycling and recovery of rare metals. Buss & Buss also recovers and upgrades other minor metals such as tantalum.

These consolidated financial statements of Neo Material Technologies Inc. and its subsidiaries (collectively the “Group”) have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), using the significant accounting policies summarized in Note 2.

Note 2    Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements of the Company are presented in United States (“U.S.”) dollars and are prepared in accordance with Canadian GAAP. These consolidated financial statements include the accounts of the Company and its subsidiaries, some of which had non-controlling interests. All significant intercompany balances and transactions have been eliminated on consolidation.

Foreign currency translation

The Company’s subsidiaries are considered to be integrated foreign operations. The U.S. dollar is the functional currency of the Company. Accordingly, revenue and expenses denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rate prevailing during the month of the transaction except depreciation and amortization which have been translated at the same exchange rates as the assets to which they relate. Monetary balances are translated at the rates prevailing at the balance sheet dates while non-monetary balances are translated at historical exchange rates. Exchange gains and losses are included in the statement of income and deficit in the current year, except for gains and losses on foreign exchange contracts that meet the criteria for hedge accounting on transactions in foreign currencies. Gains and losses on these contracts are accounted for as a component of the related hedged transaction.

Revenue recognition

Revenue from the sale of manufactured products is recognized and recorded in the accounts when the ownership and control of goods passes to the buyers, which generally occurs upon shipment. Revenue is reduced at the time it is recognized, for estimated customer returns and other allowances based on historical experience.

Investments

Short-term investments, such as money market funds, are classified as held-for-trading. These investments are initially measured at fair value and subsequently remeasured at fair value at the reporting date. The changes in fair value are recorded in net income in the period incurred.

Long-term investments in which the Company does not have significant influence or control are classified as available-for-sale. These investments are initially measured at fair value, and subsequently remeasured at fair value at the reporting date with gains and losses recorded in other comprehensive income. The Company accounts for an investment at cost if the investment is an equity instrument and does not have a quoted market price in an active market.

Long-term investments in which the company has significant influence but does not control are accounted for using the equity method.

Inventory valuation

Inventories are carried at the lower of cost or net realizable value with cost being determined on a weighted-average basis. The cost of inventory includes all costs related to bringing the inventory to its current condition, including processing costs, labor costs, supplies, direct and allocated indirect operating overhead, and depreciation expense, where applicable. As well, fixed and variable costs are allocated to inventory. Write-downs to net realizable value may be reversed, up to the amount previously written down when circumstances have changed to support an increased inventory value.

Property, plant and equipment

Property, plant and equipment are recorded at cost and depreciated over their estimated useful lives on a straight-line basis, ranging from 8 to 40 years for buildings and improvements, and from 2 to 15 years for machinery and equipment. Maintenance and repairs are charged to expense as incurred.

The Company has long-term land leases in China that have been prepaid and for which the cost has been capitalized. This cost is being amortized on a straight-line basis over the term of the leases.

Spare part supplies for machinery and equipment are valued at the lower of cost of acquisition and net replacement cost. These are not depreciated until put into use.

Construction in progress is not depreciated until put into use.

Reviews for impairment of the properties in production and properties under development are conducted whenever facts or circumstances indicate that the carrying amount may not be recoverable. The carrying values of property, plant and equipment, which exceed their net recoverable amounts, are written down to their estimated fair value.

Goodwill, patents and other intangible assets

Goodwill, which is not amortized, represents the excess of cost of an acquired enterprise over the fair value of the tangible and intangible assets acquired. The Company performs the goodwill impairment test annually. Goodwill impairment is evaluated between annual tests upon the occurrence of certain events or circumstances indicating that the carrying amount may not be recoverable. The impairment is assessed based on a comparison of the fair value of a reporting unit to the underlying carrying value of the reporting unit’s net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit’s implied goodwill is compared with the carrying amount of goodwill to measure the amount of impairment loss, if any.

Other intangible assets consist primarily of patents, license agreements and Chinese land use rights, customer relationships, and other intellectual properties that are owned by the Company. Other intangible assets are amortized on a straight-line basis over the period of the associated agreement or legal title, which ranges from 2 to 16 years for patents and license agreements and 50 years for Chinese land use rights. The Company’s patents expire between 2011 and 2014. Reviews for impairment of intangible assets are conducted whenever facts or circumstances indicate that the carrying amount may not be recoverable.

Research and development costs

The Company expenses all research costs as incurred. Development costs are expensed in the year incurred unless a development project meets the criteria under Canadian GAAP for deferral and amortization. No development expenses have been capitalized to date.

Stock-based compensation

The Company accounts for stock options using the fair value method. For stock options granted, fair value is measured at the grant date using the Black-Scholes valuation model and is recognized as a charge to compensation expense and an increase in contributed surplus over the vesting period of the options granted.

The Company treats awards that call for settlement in cash, including share appreciation rights and performance awards, as liabilities. The value of these liabilities is re-measured at each reporting period based on the changes in the intrinsic values of the awards. Any gains or losses on re-measurement are recorded in the statement of income and deficit. The compensation cost accrued during the service period is not adjusted below zero. Essentially, the ultimate cumulative amount of the liability must equal the intended payout. For any forfeiture of the awards, the accrued compensation cost will be adjusted by decreasing compensation cost in the period of forfeiture.

The Company accounts for deferred share units at fair value at the time of grant, which is based on the closing stock price at the date of grant. The units are to be settled for cash and are marked to the current market price at each balance sheet date.

Financial instruments

1.             Non-derivative financial instruments:

The Company initially recognizes all non-derivative financial instruments in the balance sheet at fair value. Subsequent measurement and changes in fair value will depend on their initial classification, as follows:

(i)             Financial assets that are classified as held-to-maturity investments, loans and receivables, and other financial liabilities are accounted for at amortized cost using the effective interest method.

(ii)          Financial assets that are classified as available-for-sale are measured at fair value with gains and losses recorded in other comprehensive income (“OCI”) until the assets are derecognized, at which time the cumulative gain and loss previously recognized in accumulated other comprehensive income (“AOCI”) is recognized in earnings.

(iii)       Financial assets and liabilities that are classified as held-for-trading are measured at fair value with change in fair value recognized in earnings for the period in which it arises.

The Company designated its cash and cash equivalents as held-for-trading; accounts receivable as receivables; and accounts payable, accrued liabilities and long-term debt as other financial liabilities. Included in other long-term assets, the Company has an available-for-sale financial asset. The Company had no held-to maturity instruments during the years ended December 31, 2010 and 2009.

Transaction costs that were directly attributable to the issuance of the Company’s financial liabilities are offset against the associated debt and amortized using the effective interest method. The amortization amounts are included as interest expense of the related long-term debt instruments.

2.             Derivatives:

Derivatives embedded in other financial instruments or contracts (the host instrument) are recorded as separate derivatives and are measured at fair value if the economic characteristics of the embedded derivative are not closely related to the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative and the total contract is not held-for-trading or accounted for at fair value. The Company did not identify embedded derivatives that require separation from the related host contract and measurement at fair value during the years ended December 31, 2010 and 2009.

Income taxes and investment tax credits

The Company follows the asset and liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted or substantively enacted tax rates and laws that are expected to be in effect when the differences are expected to be realized or settled. The effect of a change in income tax rates on future income tax assets and liabilities is recognized in income in the period that the change occurs. A valuation allowance is provided to the extent that it is more likely than not that the future income tax asset will not be realized.

Investment tax credits arise as a result of incurring qualifying scientific research and development expenditures and are recorded in the year as a reduction from the related expenditures where there is reasonable assurance of collection.

Employee future benefits

The significant policies related to employee future benefits are as follows:

•                  The cost of pension and other postretirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service, market interest rates and management’s best estimate of expected plan investment performance, retirement ages of employees and expected health care costs.

•                  Fair value is used to value the plan assets for the purpose of calculating the expected return on plan assets. Under this method, the differences between the actual returns and the expected returns, in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets, are amortized over the average future expected lifetime of plan participants.

•                  Cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation or market-related value of plan assets at the beginning of the year are amortized over the estimated average remaining service life of plan participants.

Use of estimates

The preparation of financial statements, in accordance with Canadian GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period reported. Significant areas requiring the use of management’s estimates are inventory valuation, allowance for doubtful accounts, recoverability of goodwill and intangibles, long-lived assets and future tax assets. Actual results could differ from those estimates.

Earnings per share

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. The treasury stock method is used to calculate the dilutive effect of stock options and warrants.

Recent accounting pronouncements

Business combinations

In January 2009, the CICA issued the new handbook Section 1582, “Business Combinations,” effective for fiscal years beginning on or after January 1, 2011. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations.

Consolidated financial statements

In January 2009, the CICA issued the new handbook Section 1601, “Consolidated Financial Statements,” which will replace CICA Section 1600 of the same name. This guidance requires uniform accounting policies to be consistent throughout all consolidated entities and the difference between reporting dates of a parent and a subsidiary to be no longer than three months. Section 1601 is effective for fiscal years beginning on or after January 1, 2011.

Non-controlling interests

In January 2009, the CICA issued Section 1602, “Non-controlling Interest,” which will replace CICA Section 1600, “Consolidated Financial Statements.” Under this new guidance, when there is a change in control the previously held interest is revalued at fair value. Currently a gain of control is accounted for using the purchase method and a loss of control is accounted for as a sale resulting in a gain or loss in earnings. In addition, non-controlling interests (“NCI”) can be in a deficit position because it is recorded at fair value. Currently, NCI are recorded at the carrying amount and can only be in a deficit position if the NCI has an obligation to fund the losses. Section 1602 is effective for the Company for fiscal years beginning on or after January 1, 2011

Equity

In August 2009, the CICA issued an amendment to Section 3251, “Equity,” which establishes additional standards for the presentation of equity and changes in equity during the reporting period. The requirements of this Section are in addition to those in Sections 1530, “Comprehensive Income”; 3240, “Share Capital”; and 3260, “Reserves”. This Section should be adopted in conjunction with Section 1602 as discussed above. The amendment to Section 3251 is effective for fiscal years beginning on or after January 1, 2011.

International Financial Reporting Standards (“IFRS”)

In February 2008, the CICA confirmed that Canadian public companies will be required to prepare their financial statements in accordance with IFRS for fiscal years beginning on or after January 1, 2011. The Company will issue its financial statements for the first quarter of 2011 in accordance with IFRS, including comparative statements for 2010.

Note 3    Business combination

a)             On May 27, 2010, the Company completed its acquisition of 50% of the issued and outstanding shares plus voting control of Buss & Buss. Buss & Buss is a German limited liability company located in Sagard, Germany that specializes in the recycling and recovery of rare metals. Under the terms of the share purchase agreement, the Company paid $5.6 million (€4.5 million) in cash to one of two shareholders of Buss & Buss, a portion of which is held in escrow for a period of one year from the date of closing to be released subject to certain terms and conditions. The articles of association for Buss & Buss were also amended to grant the Company one additional vote on all Buss & Buss shareholder resolutions. Together with the purchased shares, the Company owns a majority of the voting rights attached to all of the issued and outstanding shares of Buss & Buss. It may acquire the balance of the shares of Buss & Buss in certain circumstances.

Since the Company acquired the majority of voting control, Buss & Buss is therefore considered to be a subsidiary of the Company. This transaction has been accounted for using the purchase method in accordance with Canadian GAAP. As a result, 100% of Buss & Buss’s assets and liabilities were consolidated with those of the Company effective May 28, 2010. In determining the purchase equation for the acquisition, the total fair value of Buss & Buss’s net assets was used to determine the cost of purchase.

The preliminary allocation, subject to final fair value and working capital adjustments, of the total purchase price of $5.6 million in cash is shown below:

Working capital, including:
Cash	$377
Accounts receivable	1,052
Inventories	1,409
Other current assets	27
Future income tax asset	214
Accounts payable and accrued charges	(1,171)
Property, plant and equipment	3,831
Patents and other intangible assets	5,252
Goodwill	3,897
Bank advances and other short-term debt	(1,294)
Other long-term liability	(5,083)
Future income tax liability	(1,426)
Long-term debt due within one year	(307)
Long-term debt	(613)
$6,165
Less: Transaction costs incurred by the Company	(553)
Total	$5,612

NMT Holdings GmbH, a German subsidiary of the Company incorporated in 2010, entered into a share purchase agreement (“SPA”) with the shareholder of Buss & Buss.  The SPA includes a call and a put option on shares of the remaining shareholder and his legal successors. If the call option is exercised by the

Company, a premium is added to the proceeds to purchase the underlying shares in Buss & Buss. If the put option is exercised by the remaining shareholder or his legal successors, a discount will reduce the cost basis of the securities sold to the Company.

In accordance with Handbook Section 3855, “Financial Instruments — Recognition and Measurement,” the put option issued to a non-controlling interest gives rise to a financial liability to be recognized at the amount payable upon the exercise of the option. The liability is subsequently remeasured at each reporting period to the fair value of the option and the changes are recognized in net income.

This option was fair valued by a third party valuator as at May 27, 2010 to be $5.1 million and was recorded in Other long-term liabilities. This option was subsequently revalued to $5.8 million as at December 31, 2010 with the change in fair value of $0.7 million recorded as interest expense.

b)             On August 31, 2009, the Company completed its acquisition of Recapture. The Company issued 4.5 million new common shares (valued at Cdn$3.28 which was the average closing price for two business days before and after the announcement date of the transaction on August 24, 2009) and paid $6.0 million (Cdn$6.5 million) in cash to the shareholders of Recapture in exchange for 100% of all issued and outstanding shares of Recapture. Of the total consideration, 2.25 million of the new common shares and $2.8 million (Cdn$3.0 million) was held in escrow and to be released by an escrow agent in accordance with the terms of an escrow agreement in place, and subject to certain post closing adjustments. The Company may also make additional payments in cash or new common shares, at the Company’s option, if certain conditions as agreed upon, specifically earnings before interest, tax and depreciation and amortization (“EBITDA”) targets for three calendar years, commencing in 2010, are met or exceeded. Costs associated with the acquisition are included as part of the purchase price allocation. No additional payment was made for 2010.

Funds totaling $2.8 million (Cdn$3.0 million) were released by the escrow agent on November 6, 2009.

This transaction has been accounted for using the purchase method. In determining the purchase price for the acquisition, the total fair value of Recapture’s net assets was used to determine the cost of purchase.

Subsequent to December 31, 2009, the Company and the representatives of Recapture shareholders agreed upon the working capital adjustments. Following the first release from escrow of 1,124,988 common shares that occurred in November 2010, a payment of $4.3 million in cash was made to the Company to satisfy these adjustments. At December 31, 2010, there were 1,125,012 common shares remaining in escrow which were subsequently released from escrow on February 28, 2011.

The total purchase price of $15.5 million is composed of $2.0 million in cash and $13.5 million in common shares of the Company issued from treasury. The allocation of total purchase price of $15.5 million is shown below:

Working capital, including:
Cash	$987
Accounts receivable	2,589
Inventory	8,028
Prepaids	990
Future income tax asset	521
Accounts payable and accrued charges	(6,241)
Property, plant and equipment	11,724
Long-term debt — preferred shares	(1,607)
Goodwill	9,868
Bank advances and other short-term debt	(8,538)
Future tax liability	(1,314)
$17,007
Less: Transaction costs incurred by the Company	(1,462)
Total	$15,545

Subsequent to the acquisition date, the Company paid $1.6 million to redeem the Recapture preferred shares outstanding.

Note 4    Inventories

Inventories, stated at the lower of weighted-average cost or net realizable value, consist of the following:

	December 31	December 31
	2010	2009
Raw materials	$29,137	$13,463
Work-in-progress	23,091	11,952
Finished goods	34,590	22,990
Supplies	1,861	509
Total	$88,679	$48,914

The Company recorded an inventory provision of $0.8 million as at December 31, 2010 (December 31, 2009 - $1.1 million). During 2010, the Company reversed $0.3 million of provision and sold $0.1 million of the inventory that was previously provided for in 2009.  During 2009, the Company sold $3.0 million of the inventory that was previously provided in 2008.  As well, the Company reversed $0.2 million of provision for inventory acquired through the purchase of Recapture.

Note 5    Property, plant and equipment

Property, plant and equipment consist of the following:

		December 31, 2010			December 31, 2009
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value
Prepaid land leases	$359	$165	$194	$359	$134	$225
Land	514	—	514	309	—	309
Building and improvements	17,357	6,212	11,145	16,383	5,075	11,308
Machinery and equipment	80,955	48,395	32,560	72,347	41,855	30,492
Construction in progress	2,161	—	2,161	2,421	—	2,421
Total	$101,346	$54,772	$46,574	$91,819	$47,064	$44,755

Depreciation expense was $8.5 million and $7.6 million for years ended December 31, 2010 and 2009, respectively.

Note 6    Patents and other intangible assets

Patents and other intangible assets consist of the following:

		December 31, 2010			December 31, 2009
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value
Patents	$47,920	$41,267	$6,653	$47,920	$39,410	$8,510
License agreements	7,243	7,243	—	7,243	7,091	152
Intellectual properties*	15,871	8,098	7,773	10,619	6,922	3,697
Chinese land use rights	1,129	400	729	1,129	370	759
Total	$72,163	$57,008	$15,155	$66,911	$53,793	$13,118

*Intellectual properties are comprised of Chinese export quotas, customer contracts/relationships and technological know-how.

Amortization of patents, license agreements, intellectual properties and Chinese land use rights was $3.2 million and $3.0 million for the years ended December 31, 2010 and 2009, respectively.

Note 7    Bank advances, short-term loan and debt

Senior debt facility

On October 30, 2008, the Company entered into a new senior facility with a U.S. bank for a $20.0 million revolving line of credit. The interest rate for the new senior facility, which has a term of 3 years, is London Interbank Offered Rate (“LIBOR”) plus 250 basis points or bank prime rate plus 50 basis points but cannot be lower than LIBOR plus 200 basis points. The termination date of the new revolving line is October 28, 2011 and no amount was drawn as at December 31, 2010.

The security for the revolving line of credit includes a first priority lien on all existing and subsequently acquired assets and properties of each credit party as well as first priority perfected lien on 100% of the equity interest of each credit party. The credit parties include all North American and Caribbean legal entities. The security also includes a lien on 65% of the shares of certain other foreign subsidiaries.

The Company measures performance against the two financial covenants related to the $20.0 million revolving line of credit. The Leverage Ratio is the ratio of consolidated debt to consolidated EBITDA and cannot exceed 2.5 to 1. The Interest Coverage Ratio is the ratio of consolidated EBITDA to consolidated interest expense and cannot fall below 3 to 1. For the purpose of the covenant calculations, EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization and certain other non-cash expenses. The ratios are determined using the 12 month rolling values and are measured and reported at the end of each reporting period. As at December 31, 2010, both financial covenants were satisfied.

Chinese bank advances

As at December 31, 2010, the subsidiaries in China have borrowed, in aggregate, $6.0 million (Renminbi 40.0 million) (December 31, 2009 - $3.7 million, Renminbi 25.0 million) from domestic banks in the form of a number of term loans denominated in Renminbi. These loans will mature between January 2011 and May 2011. Subsequent to December 31, 2010, $3.0 million (Renminbi 20.0 million) of the outstanding loans have matured and been repaid. Some of these loans are collateralized by capital assets in China. Overall, the Renminbi denominated Chinese bank advances have a weighted average interest rate of 5.42% (December 31, 2009 — 5.13%). As at December 31, 2010, one of the Chinese subsidiaries has undrawn lines of credit of $13.3 million (Renminbi 87.9 million).

As at December 31, 2010 and 2009, there was no U.S. dollar denominated facilities outstanding in China.

Japanese bank advances

As at December 31, 2010, a subsidiary in Japan has borrowed $3.1 million (250 million Yen) out of a $6.2 million (500 million Yen) debt facility with a domestic Japanese bank at an interest rate of 1.06%. This debt facility is renewable on July 29, 2011. There is no security on this facility but it is supported by a parent company guarantee.

German debt facility

On July 26, 2010, Buss & Buss extended an existing facility with a German bank for a $0.7 million (€0.5 million) revolving line of credit which can be drawn either in Euro or U.S. dollar. The interest rate for the facility is 5.11% for Euro credit line and 5.0% for U.S. dollar credit line. The bank is entitled to revise the interest rate if the three-month Euro Interbank Offered Rate (“Euribor”) average rate changes by more than 0.25%, up to a maximum of 0.1% plus the actual change in average rate. The bank is, however, obliged to lower the rate accordingly if the Euribor drops.

The security for the revolving line of credit includes a directly enforceable guarantee of the non-controlling partner of Buss & Buss amounting to $0.3 million (€0.25 million).

Based on financial results prepared in accordance with German GAAP, Buss & Buss is committed to meeting the following financial covenants: (i) a minimum equity rate of 30% and; (ii) net indebtedness no greater than 2.4 times EBITDA.

As at December 31, 2010, both financial covenants were satisfied.

German bank advances

As at December 31, 2010, the Buss & Buss has borrowed in aggregate, $0.8 million (€0.6 million) from a German bank in the form of three term loans. These loans will mature between April 2012 and June 2017. The repayment is based on fixed installments of quarterly or semi-annual payments.

The interest rate is 3.9% and 4.33% for two of the three loans. The interest for the remaining loan is calculated on basis of the Euribor rate plus 1%. The security for the loans includes two directly enforceable guarantee of the non-controlling partner of Buss & Buss amounting to $0.3 million (€0.25 million) as well as a lien on certain property, plant and equipment, and real estate,

Buss & Buss is committed to meet the following financial covenants, calculated based on financial results prepared in accordance with German GAAP: the equity rate needs to be a minimum of 30%, and the net indebtedness must not be greater than 2.4 times of EBITDA.

As at December 31, 2010, both financial covenants were satisfied.

Note 8    Income taxes

Income tax expense and effective tax rate

The income tax expense for the years ended December 31, 2010 and 2009 consist of the following:

	2010	2009
Current tax expense	$12,084	$4,503
Future tax expense (recovery)	3,544	1,220

Income tax expense	$15,628	$5,723

The differences between the effective tax rate reflected in the income tax expense and the Canadian statutory income tax rate are as follows:

	2010	2009
Income before income taxes, non-controlling interest and equity income of affiliate	$72,411	$24,971

Income taxes at Canadian statutory rate (2010 — 31.0%, 2009 — 33.0%)	22,447	8,240
Foreign subsidiary earnings exclusion and tax rate differences	(8,345)	2,496
Foreign withholding taxes	774	194
Current year permanent differences	591	1,553
Foreign exchange translation (losses) gains	(1,422)	(5,255)
Valuation allowance	2,209	(2,542)
Change in future income tax rate differences	686	1,786
Other	(1,312)	(749)
Income tax expense	$15,628	$5,723

Temporary differences

A summary of the future tax assets and liabilities is as follows:

	2010	2009
Current
Inventories	$2,085	$321
Accounts payable and other accrued charges	3,276	1,522
Loss carry forward benefits	—	1,684
Other	42	37
Valuation allowance	(1,501)	(1,028)
Net current future tax assets	$3,902	$2,536

Non current
Property, plant and equipment	$(549)	$(920)
Patents and other intangible assets	(1,163)	252
Accrued pension and postretirement benefits	352	286
Stock options	17	221
Alternative minimum tax credits	687	687
Loss carry forward benefits	25,639	26,183
U.S. foreign subsidiary earnings, net of foreign tax credits	(11,022)	(9,097)
Other long-term assets and liabilities	246	981
Valuation allowance	(24,862)	(23,126)
Net non-current future tax liability	$(10,655)	$(4,533)

Loss carry forward

The Company has non-capital losses of approximately $91.9 million available to reduce future taxable income of which $29.5 million were incurred in the U.S. The future tax benefit of $84.5million of these losses has not been recognized.

2011	$2,381
2012	1,515
2013	2,381
2014	2,474
2015	3,550
Thereafter	79,626
Total	$91,927

In addition, the Company has net capital losses of $4.3 million which can only be applied against realized capital gains all of which were incurred in Canada and do not expire. The future tax benefit of these losses has not been recognized.

Note 9    Employee future benefits

Defined benefit pension plan and other post-retirement benefits

The Company had a defined benefit pension plan which covered all hourly employees employed as at September 30, 1995 and all hourly employees subsequently hired by the Company up to 2003, at the Company’s former manufacturing facility in Anderson, Indiana. A December 31 measurement date is used for the plan. The most recent actuarial valuation of the pension plans for funding purposes was as of January 1, 2011 and the next funding valuation will be as of January 1, 2012.

It is the Company’s policy to make contributions to this plan that meet the funding requirements of applicable laws and regulations, plus such additional amounts as deemed appropriate. The Company paid $117,800 and $6,000 for the years ended December 31, 2010 and 2009, respectively. Investment policies for the plan are consistent with the Company’s investment philosophy to reduce exposure to equity market risks. A pension asset investment committee meets periodically to review asset allocation percentages and investment goals. At December 31, 2010 and 2009, the U.S. plan’s assets consist of the following:

	2010	2009
Interest-bearing cash	8.6%	5.3%
Fixed income securities	64.7%	67.6%
Equities	26.7%	27.1%

The Company also provides postretirement medical and life insurance benefits to certain of its former employees from the Anderson, Indiana manufacturing facility. Measurement of the postretirement benefit obligation (“PBO”) at December 31, 2010 and 2009 was based on a weighted-average discount rate of 5.3% and 5.9%, respectively. The measurement date used for postretirement benefit plans is December 31.

The following table sets forth details of the Company’s components of periodic net benefit cost related to its U.S. pension and postretirement benefit plans for the years ended December 31, 2010 and 2009:

	Pension		Postretirement
Components of net periodic pension & benefit costs	2010	2009	2010	2009
Interest cost	$405	$427	$14	$20
Actual return on assets	(307)	(514)	—	—
Plan amendments	—	—	—	(100)
Actuarial loss	409	272	10	7
Cost arising in the year	507	185	24	(73)
Differences between costs arising in the period and costs recognized in the period in respect of:
Return on assets	(36)	172	—	—
Actuarial gain	(234)	(101)	(17)	(13)
Plan amendments	—	—	(4)	100
Settlement gain	—	—	—	—
Net periodic pension & benefit costs recognized	$237	$256	$3	$14

The following table sets forth details of the Company’s changes in U.S. benefit obligation, plan assets and accrued pension and postretirement benefits as at December 31, 2010 and 2009:

	Pension		Postretirement
Change in benefit obligation	2010	2009	2010	2009
Accrued benefit obligation at beginning of year	$7,247	$7,110	$245	$341
Interest cost	405	427	14	21
Actuarial loss	409	272	10	7
Settlement	—	—	—	—
Benefits paid	(543)	(562)	(8)	(24)
Plan amendments	—	—	—	(100)
Accumulated benefit obligation at end of year	$7,518	$7,247	$261	$245

Change in plan assets
Market value of plan assets at beginning of year	$5,929	$5,971	—	—
Return on plan assets	307	514	—	—
Employer contribution	118	6	8	24
Benefits paid	(543)	(562)	(8)	(24)
Market value of plan assets at end of year	$5,811	$5,929	$—	$—

Reconciliation of funded status to accrued benefit asset (liability)
Deficit at end of year	$(1,707)	$(1,318)	$(261)	$(245)
Unrecognized prior service cost	—	—	(96)	(100)
Unrecognized net loss (gain)	5,368	5,098	(131)	(148)
Accrued benefit asset (liability)	$3,661	$3,780	$(488)	$(493)

The following table sets forth significant actuarial assumptions used in measuring the Company’s pension and other benefit obligations and expense for the years ended December 31, 2010 and 2009:

	Pension	Pension	Other	Other
	benefit plans	benefit plans	benefit plans	benefit plans
	2010	2009	2010	2009
Assumptions for net periodic pension and benefit cost
Discount rate	5.80%	6.25%	5.90%	6.30%
Expected return on assets	6.00%	6.00%	—	—
Rate of compensation increase*	—	—	—	—
Initial medical trend rate (pre65/post65)	—	—	10.60%/7.80%	11.30%/7.90%
Ultimate medical trend rate (pre65/post65)	—	—	4.50%	4.50%
Assumptions for year end disclosure
Discount rate	5.30%	5.80%	5.30%	5.90%
Rate of compensation increase*	—	—	—	—
Initial medical trend rate (pre65/post65)	—	—	9.90%/7.60%	10.60%/7.80%
Ultimate medical trend rate (pre65/post65)	—	—	4.50%	4.50%
Year ultimate rate reached (pre65/post65)	—	—	2028/2028	2028/2028
Effect of 1% increase in assumed health care cost trend rates
Total of service and interest cost components			$1	$2
Postretirement benefit obligation			$24	$21
Effect of 1% decrease in assumed health care cost trend rates
Total of service and interest cost components			$(1)	$(2)
Postretirement benefit obligation			$(21)	$(18)

* No assumption was made with regard to the rate of expected compensation increase as there are no new active service participants in the plan.

Defined contribution retirement plans

The Company sponsors a defined contribution 401(k) retirement plan available to substantially all U.S. salaried employees and contributes up to 9% of salaried employees’ compensation to the plan. The Company’s contributions to the plan during the year ended December 31, 2010, and 2009 were approximately $136,000 and $128,200, respectively. The Company has a similar defined contribution plan available to all Canadian salaried employees and contributes up to 5% of salaried employees’ base salary to the plan. The Company’s contributions to the plan during the year ended December 31, 2010, and 2009 were approximately $167,800 and $70,600, respectively.

Note 10  Contingencies and commitments

a)             During the year ended December 31, 2003, Magnequench determined that because some of the magnets it made were used in military applications, it should (i) be registered with the U.S. Department of State’s Office of Defense Trade Controls (“State Department”) and the U. S. Department of Treasury’s Bureau of Alcohol, Tobacco and Firearms; and (ii) obtain licenses for imports and exports of magnets and technical data used in certain military applications. Magnequench appointed a compliance officer, implemented a compliance program, filed the appropriate registration forms and fees and submitted voluntary disclosure letters disclosing various past transactions that should have been licensed by those agencies. Magnequench has received letters from the State Department with respect to all the disclosures made during the year ended December 31, 2003 stating that no enforcement actions would be taken at that time. The State Department retains the right to reopen those matters in the future. In early 2004, Magnequench discovered some additional exports that had been made to Canada without the appropriate licenses. Magnequench voluntary made disclosures with respect to these shipments. To Magnequench’s knowledge, no response from the State Department has been received with respect to these disclosures. The Company sold its magnet production facilities in 2004.

b)     Operating leases

At December 31, 2010, the Company had commitments under operating leases requiring annual rental payments as follows:

2011	$1,804
2012	1,129
2013	794
2014	720
2015	538
Thereafter	1,450
Total	$6,435

Note 11  Segment information

The Company operates within two principal segments — the Magnequench division and the Performance Materials division. Discrete operating and financial information is available for these principal segments and is used to determine operating performance for each segment and to allocate resources.

The Magnequench division manufactures neodymium magnetic powder which is used to make bonded magnets for a variety of electronic and mechanical products.

The Performance Materials division manufactures and distributes a range of rare earth and zirconium based engineered products. The major products are cerium, lanthanum, neodymium, yttrium and yttrium-europium co-precipitates, dysprosium and terbium, which are supplied primarily into the automotive catalyst, electronics, ceramic and glass industries. Products from the Recapture business acquired on August 31, 2009 are gallium and indium, which are primarily used in the wireless, LED, flat panel, turbine, solar and catalyst industries. Recapture, as well as the newly acquired Buss & Buss, specializes in the recycling and recovery of rhenium. Buss & Buss also recovers and upgrades other rare metals such as tantalum.

All inter-segment transactions between the Magnequench and Performance Materials divisions have been eliminated on consolidation.

Corporate includes general and administrative expenditures at the head office, and the amortization of the intellectual properties.

A comparative breakdown of business segment information for the year ended December 31, 2010 and 2009 is as follows:

		Performance	Inter-segment
	Magnequench	Materials	Elimination	Corporate	Total
For the year ended December 31, 2010
Revenues	172,584	184,002	(19,032)	—	337,554
Operating income (loss)	62,252	32,562	(275)	(21,611)	72,928
Other expense					107
Interest expense					1,588
Foreign exchange gain					(1,178)
Income before taxes, non-controlling interest and equity income of affiliate					72,411

Property, plant and equipment expenditures	2,706	4,247	—	38	6,991
Depreciation and amortization	6,810	3,932	—	938	11,680

For the year ended December 31, 2009
Revenues	105,241	86,462	(4,217)	—	187,486
Operating income (loss)	41,741	(492)	(123)	(16,604)	24,522
Other income					(767)
Interest expense					1,314
Foreign exchange gain					(996)
Income before taxes, non-controlling interest and equity income of affiliate					24,971

Property, plant and equipment expenditures	2300	1,527	—	128	3,955
Depreciation and amortization	7,116	2,282	—	1,227	10,625

As at December 31, 2010
Total assets, excluding goodwill	111,713	156,829	—	47,100	315,642
Goodwill	23,133	25,619	—	—	48,752

As at December 31, 2009
Total assets, excluding goodwill	89,626	104,412	—	27,303	221,341
Goodwill	23,133	21,348	—	—	44,481

The geographic distribution of the Company’s revenues based on the location of the customers, for the years ended December 31, 2010 and 2009, and the identifiable assets as at December 31, 2010 and December 31, 2009 are summarized as follows:

	December 31
Revenues	2010	2009
Asia:
China	153,134	95,346
Japan	66,858	32,636
Thailand	22,418	14,863
Hong Kong	8,103	3,975
Singapore	328	180
North America	37,891	17,132
Europe	33,036	14,799
Other	15,786	8,555
Total	337,554	187,486

	December 31
Identifiable assets	2010	2009
China	111,175	75,803
North America	162,811	129,134
Europe	30,685	10,820
Japan	16,214	12,411
Thailand	19,303	13,009
Barbados	20,772	22,372
Other	3,434	2,273
Total	364,394	265,822

Note 12  Supplemental cash flow information

	December 31
	2010	2009
Cash paid for:
Income taxes	3,505	6,751
Interest	1,027	1,504

Net change in non-cash working capital balances related to operations consists of the following:

	December 31
	2010	2009
Decrease (increase) in assets:
Accounts receivable	$(15,000)	$(15,435)
Inventories	(38,356)	13,529
Other assets	551	(6,100)
Pension benefit asset	(118)	—
Decrease in liabilities:
Accounts payable and other accrued charges	12,079	(6,647)
Total net change	$(40,844)	$(14,653)

Note 13  Shareholders’ equity

Stock option plan

The Company has a stock option plan through which options may be granted to directors, officers, employees and consultants for the purchase of common shares. Options are granted at the prevailing market prices on the last day of trading prior to the grant. These options are exercisable for periods of 5 to 10 years from the date of issue and can be exercised at any time within that period once vested. New options are granted with a maximum term of 5 years. Some options vest immediately while others may vest at various periods of up to three years. Any unexercised options will expire three months after the date a beneficiary ceases to be an employee, director, officer or consultant. The aggregate number of common shares of the Company that may be issued and sold under the option plan is not to exceed 8,563,685 (2009 — 8,563,685).

During the year ended December 31, 2010, the Company granted 195,200 stock options (2009 — 618,340 stock options), of which 155,200 of these options were granted “in-tandem” with an identical grant of share appreciation rights (“SARs”) (See Note 17). The remaining 40,000 stock options were fair valued at Cdn$1.92 per share (2009 — Cdn$2.22 per share). The estimated value of the total options granted to date will be charged against earnings over its vesting period. For the year ended December 31, 2010, $0.2 million was charged to Stock-based compensation expense (2009 - $0.4 million).

Total stock options outstanding for the years ending December 31, 2010 and 2009 were:

	December 31, 2010		December 31, 2009
		Weighted-		Weighted-
		average		average
	Number of	exercise price	Number of	exercise price
	Options	(Cdn$)	Options	(Cdn$)
Outstanding, beginning of year	3,737,551	1.99	4,351,703	2.16
Granted	195,200	4.50	618,340	1.44
Exercised (including SARs)	(1,170,180)	2.12	(1,222,492)	2.33
Forfeited or expired	—	—	(10,000)	1.90
Cashless exercised	(146,333)	1.67	—	—
Outstanding, end of year	2,616,238	2.14	3,737,551	1.99
Exercisable, end of year	1,611,483	2.19	2,139,452	2.18

December 31
	2010	2009
Options Outstanding

Price range per option	Cdn$1.10 - $2.55	Cdn$1.10 - $2.55
Weighted-average remaining contractual life	6.16 years	7.38 years
Weighted-average exercise price	Cdn$1.72	Cdn$1.77
Number of options	2,146,209	3,309,266

Price range per option	Cdn$2.56 - $4.50	Cdn$2.56 - $4.50
Weighted-average remaining contractual life	5.44 years	7.91 years
Weighted-average exercise price	Cdn$4.07	Cdn$3.71
Number of options	470,029	428,285

Options Exercisable

Price range per option	Cdn$1.10 - $2.55	Cdn$1.10 - $2.55
Weighted-average remaining contractual life	5.67 years	6.22 years
Weighted-average exercise price	Cdn$1.89	Cdn$1.99
Number of options	1,360,642	1,904,581

Price range per option	Cdn$2.56 - $4.50	Cdn$2.56 - $4.50
Weighted-average remaining contractual life	5.75 year	7.94 year
Weighted-average exercise price	Cdn$3.85	Cdn$2.93
Number of options	250,841	234,871

The fair value of options granted during the year ended December 31, 2010 and 2009 were estimated using a Black-Scholes option pricing model with the following assumptions:

	2010	2009
Risk free interest rate	1.47%	1.12%
Expected life in years	5	5
Expected volatility	47.1%	61.0%
Fair value	Cdn$ 1.92	Cdn$ 2.22
Dividend yield	—	—

On November 12, 2007, the Stock Option Plan was amended to include a cashless exercise feature which entitles a beneficiary who is not a resident of Canada or the U.S. (“non-resident beneficiary”) to receive a cash settlement instead of common shares upon the exercise of an option. This feature is only available in the event the non-resident beneficiary chooses to exercise his/her option no earlier than 90 days prior to the expiry date. For the year ended December 31, 2010, the Company recorded a stock-based compensation expense of $1.1 million (2009 - $0.6 million). The liability recorded for this plan as at December 31, 2010 was $1.0 million (2009 — $0.5 million).

Subsequent to December 31, 2010, the cashless exercise option is no longer available due to the engagement of a Toronto-based service provider that gives option holders the ability to exercise their options through an online portal. Under this new plan, the exercise of options will be settled in equity as opposed to cash under the previous plan. As a result of this amendment, all cashless exercise options will be accounted for under the same method used for stock options which is described in Note 2.

Normal Course Issuer Bid (“NCIB”)

On June 2, 2010, the Company announced that the Toronto Stock Exchange (“Exchange”) had accepted a notice filed by the Company of its intention to make a Normal Course Issuer Bid (“NCIB”). The notice provides that the Company may, during the 12 month period commencing June 4, 2010 and ending June 3, 2011, purchase on the Exchange up to 9,550,244 common shares in total, being approximately 10% of the public float (common shares not held by insiders and related parties). All common shares purchased pursuant to the NCIB will be purchased for cancellation, and all such purchases will be made on the open market through the facilities of the Exchange. The price which the Company will pay for any such shares will be the market price at the time of acquisition.

In 2010, the Company acquired and cancelled 1,271,900 common shares at an average price of $3.61 (Cdn$3.78) per common share for a total consideration of $4.6 million. The share purchases were recorded as a reduction in the share capital balance equivalent to the average cost basis of the existing share capital. Since the cost to repurchase the shares was above their carrying value of $2.04 per share, an amount of $2.0 million paid above cost value was allocated to contributed surplus.

In 2009, the Company acquired and cancelled 1,709,100 common shares at an average price of $0.95 (Cdn$1.19) per common share for a total consideration of $1.6 million. Since the cost to repurchase the shares was below their carrying value of $2.02 per share, an amount of $1.8 million paid below cost value was allocated to contributed surplus.

Share purchase plan

The Company has a loan pool of Cdn$218,120 (2009 — Cdn$290,176) outstanding. This loan pool was authorized in 2000 to be used by officers to purchase shares. The Board of Directors will specify which officers are eligible to borrow under this plan and when advances can be made. The loans are full recourse repayable within 120 days following the date the officer ceases to be an employee of the Company. Any shares purchased are pledged to the Company as collateral for the loan and, if these shares are sold when there is a loan balance outstanding, the proceeds will first be used to repay the loan. In 2010, there was a nominal repayment but no additional amount advanced under the plan. The total number of shares purchased under the plan for which loans remained outstanding was 206,748 as at December 31, 2010, which had a market value of $1.6 million (2009 - $1.2 million).

Note 14  Financial instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s length transaction between willing parties. Fair value is based on quoted market prices when available. However, when financial instruments lack an available trading market, fair value is determined using management’s estimates and is calculated using market factors with similar characteristics and risk profiles. The following table presents the carrying value and fair value of each class of financial instruments as at December 31, 2010:

Assets (Liabilities)	Carrying value	Fair value
Cash and cash equivalents	$79,312	$79,312
Investment classified as held-for-trading	7,457	7,457
Accounts receivable	52,035	52,035
Investment classified as available-for-sale, carried at market value	2,664	2,664
Investment classified as available-for-sale, carried at cost	8,889	N/A
Bank advances and other short-term debt	(10,171)	(10,171)
Accounts payable and other accrued charges	(61,046)	(61,046)
B&B put option liability	(5,794)	(5,794)

The following summarizes the method and assumptions used in estimating the fair value of the Company’s financial instruments:

a)              Short-term financial instruments approximate their carrying amount due to the relatively short period to maturity.

b)             Certain equity investments, designated as available-for-sale financial assets, are recorded on a cost basis as fair value cannot be reliably established since there are no quoted prices in an active market for these investments.

Note 15  Financial risk management

In the normal course of operations, the Company is exposed to a number of different financial risks. These risk factors include market risks such as foreign exchange risk, interest rate risk, other price risk, as well as credit risk and liquidity risk.

Market risk

Market risk is the risk that changes in market price, such as foreign exchange rates, equity prices and interest rates will affect the Company’s net earnings or the value of financial instruments. The objective of market risk management is to mitigate exposures within acceptable limits, while maximizing returns.

Foreign currency exchange risk

Foreign currency exchange risk refers to the fluctuation of financial commitments, assets, liabilities, income or cash flow due to changes in foreign exchange (“FX”) rates. The Company conducts business transactions and owns assets in multiple countries; as a result, the Company is subject to fluctuations in respect of the currencies in which it operates. The Company’s income is exposed to FX risk largely in the following ways:

•     Translation of foreign currency denominated revenues and expenses into U.S. dollars, the currency in which the Company reports in — When the foreign currency changes in relation to the U.S. dollar, income reported in U.S. dollars will change. The impact of weakening foreign currency in relation to the U.S. dollar for foreign currency denominated revenues and expenses will result in higher net income because the Company has more foreign currency based expenses than revenues.

•     Translation of foreign currency denominated debt and other monetary items — A weakening foreign currency in respect of the Company’s foreign currency denominated debt will decrease the debt in U.S. dollar terms and generate a FX gain on bank advances and other short-term debt, which is recorded in income. The Company calculates FX on the short-term debt using the difference in FX rates at the beginning and at the end of each reporting period. Other foreign currency denominated monetary items will also be impacted by changes in FX rates.

The following table summarizes in U.S. dollar equivalents the Company’s major currency exposures as of December 31, 2010:

		Chinese	Canadian
	Japanese Yen	Renminbi	Dollar	Euro
Cash and cash equivalents	$1,161	$20,919	$2,842	$221
Accounts receivable	3,881	12,816	457	756
Bank advances and other short-term debt	(3,065)	(6,050)	—	(1,061)
Accounts payable and accrued liabilities	(2,100)	(23,411)	(13,580)	(2,865)
Net financial assets (liabilities)	$(123)	$4,274	$(10,281)	$(2,949)

The following table shows the impact of a one-percentage point strengthening or weakening of foreign currencies against the U.S. dollar as of December 31, 2010 for the Company’s financial instruments denominated in non-functional currencies:

	Japanese Yen	Chinese Renminbi	Canadian Dollar	Euro
1% Strengthening
Net earnings before tax	$(1)	$43	$(104)	$(29)
1% Weakening
Net earnings before tax	1	(43)	104	29

Occasionally, the Company will enter into short-term foreign exchange forward contracts to sell U.S. dollars in exchange for Canadian dollars. These contracts will effectively hedge a portion of ongoing foreign exchange risk on the Company’s cash flows as much of its non-U.S. dollar expenses outside of China are incurred in Canadian dollars.

Foreign exchange forward contracts

As at December 31, 2010 and 2009, the Company has not entered into any forward contract to sell U.S. dollars in exchange for Canadian dollars.

Interest rate risk

This refers to the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is exposed to interest rate fluctuations on its revolving line of credit which bear a floating rate of interest.

As at December 31, 2010, the Company has no outstanding interest rate swap contracts.

Stock-based compensation risk

This risk refers to the probability of increased compensation expense due to the increase in the Company’s share price.

The Company’s compensation expense is subject to volatility due to the movement of share price and its impact on the value of certain management and employee stock-based compensation programs. These programs, as described in Note 17, include SARs, performance awards and DDSUs. For the year ended December 31, 2010, a strengthening or weakening of Cdn$1.00 in the price of the Company’s common shares would have had an unfavourable and favourable impact of $2.2 million in net income before tax, respectively, subject to relative vesting and amortization periods.

Credit risk

Credit risk refers to the possibility that a customer or counterparty will fail to fulfill its obligations under a contract and as a result, create a financial loss for the Company. The Company has a credit policy that defines standard credit practice. This policy dictates that all new customer accounts are reviewed prior to approval, and establishes the maximum amount of credit exposure per customer. Credit worthiness and financial well-being of the customer is monitored on an ongoing basis.

The Company establishes an allowance for doubtful accounts as determined by management based on their assessment of collection, therefore, the carrying amount of accounts receivable generally represents the maximum credit exposure. In 2010, the Company has no allowance for doubtful accounts. The provision for doubtful accounts, if any, will be included in Selling, general and administrative expenses in the consolidated statements of income, and will be net of any recoveries that were provided for in prior periods.

Counterparties to financial instruments may expose the Company to credit losses in the event of non-performance. Counterparties for derivative and cash transactions are limited to high credit quality financial institutions, which are monitored on an ongoing basis. Counterparty credit assessments are based on the financial health of the institutions and their credit ratings from external agencies. As at December 31, 2010, the Company does not anticipate non-performance that would materially impact the Company’s financial statements.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure, as outlined in Note 18. It also manages liquidity risk by continuously monitoring actual and projected cash flows, taking into account the Company’s sales and receipts and matching the maturity profile of financial assets and liabilities. The Board of Directors reviews and approves the Company’s annual operating and capital budgets, as well as any material transactions out of the ordinary course of business, including proposals on acquisitions and other major investments.

The following table reflects the contractual maturity of the Company’s financial liabilities as at December 31, 2010:

				beyond 5
Financial liabilities	1 year	2-3 years	4-5 years	years	Total
Bank advances and other short-term debt*	$10,226	$—	$—	$—	$10,226
Accounts payable & other accrued charges	61,046	—	—	—	61,046
Other liabilities**	1,750	8,544	500	—	10,794
Total	$73,022	$8,544	$500	$—	$82,066

*                           Includes minimal related interest obligation

**                    Agreement with Hitachi Metals (at gross amount) as well as the fair value of the put option on shares of the remaining shareholder of Buss & Buss

Note 16  Net income per share

	Year ended December 31
	2010	2009
Weighted average number of common shares outstanding	119,729,575	116,427,324
Dilutive potential of stock options	1,456,020	974,234
Adjusted weighted average shares	121,185,595	117,401,558

Net income for the year	$56,282	$19,684

Net income per share, basic	$0.47	$0.17
Net income per share, diluted	$0.46	$0.17

All of the 1,617,485 stock options (excluding the tandem SARs) outstanding were included in the computation of diluted earnings per share for the year ended December 31, 2010, because the average price of the common shares for the year exceeded the exercise prices of these stock options, and were therefore dilutive. For year ended December 31, 2009, 2,264,551 stock options (excluding the tandem SARs) outstanding were included in the computation of diluted earnings per share, because the average price of the common shares for the year exceeded the exercise prices of these stock options, and were therefore dilutive. In 2009, 265,575 stock options were excluded in the computation of diluted earnings per share for the year ended December 31, 2010, because the exercise prices of these options exceeded the average price of the common shares for the year, and were therefore not dilutive.

Note 17  Stock-based compensation

Directors’ Deferred Share Unit(“DDSU”)

On November 6, 2008, the Company established a DDSU Plan for members of the Board of Directors. Under the plan, the Compensation Committee determines, once a year, what portion of the directors’ annual remuneration shall be paid as deferred share units. These units are fully vested upon issuance, and accumulate dividend equivalents in the form of additional units based on the dividends paid on the Company’s common shares. Units are redeemable for cash only following termination of service on the Board of Directors. The value of the deferred share units when converted to cash will be equivalent to the market value of the Company’s common shares at the time the conversion takes place. In 2010, 79,729 DDSUs were granted under the plan (2009 — 152,601 DDSUs). To date, there are a total of 398,330 DDSUs outstanding. These outstanding DDSUs were marked-to-market at December 31, 2010, and as a result of an improvement in the market value of the Company’s shares, compensation expense of $1.7 million was charged to earnings (2009 — $1.4 million).

Performance awards

The Company established a long-term incentive plan (“LTIP”) in 2006, under which the Company has granted performance awards and SARs to senior executives and senior employees. The performance awards granted, which calls for the eventual settlement in cash, will only be vested at the end of the third year after the date of grant in their entirety. The cash payment on these awards is subject to both continued employment and achievement of pre-defined key performance indicators by the senior employees. The Company treats the entire award as a liability which would result in the accrual of the compensation cost during the years preceding the final determination of the amount of the awards. The compensation cost accrued is based on the price of the common shares at the balance sheet date and the anticipated performance factor. This expense is recognized over the three-year vesting period of the performance awards.

During 2010, the Company granted 248,830 performance awards to senior executives and senior employees. To date, there are a total of 1,258,615 performance awards outstanding. The date of grant and number of performance awards granted are as follows:

Grant date of cash settled awards	Number of awards
March 12, 2008	211,700	*
March 17, 2009	756,460	*
September 28, 2009	41,625	*
March 17, 2010	248,830	*
Total	1,258,615

* Net of forfeitures

For the year ended December 31, 2010, a total expense of $4.7 million was recorded in Stock-based compensation expense. The liability recorded for the total grants outstanding was $6.4 million as at December 31, 2010. For the year ended December 31, 2009, total expense of $2.2 million was recorded in Stock-based compensation expense as a result of the increase in market value of the Company’s shares in 2009.

SARs

Under the LTIP, the stock options granted to senior executives were granted “in-tandem” with an identical grant of SARs, whereby the exercise of a SAR will result in the cancellation of the corresponding stock option and vice-versa. These SARs are exercisable for cash, which the Company is obligated to pay the holders on demand. The amount of cash payout is calculated based on the number of options exercised multiplied by the difference between the grant price of such options and the current price of the Company’s shares.

The date of grant and number of options granted under SARs are as follows:

Grant date of options	Number of options
September 21, 2006	144,900	*
March 14, 2007	113,775	*
March 12, 2008	101,054	*
March 17, 2009	483,824	*
March 17, 2010	155,200
Total	998,753

* Net of SARs exercised

In 2010, the Company granted a total of 155,200 SARs to its senior executives. During 2010, 115,900 SARs granted on September 21, 2006, 82,550 SARs granted on March 14, 2007, 70,906 SARs granted on March 12, 2008, and 94,516 SARs granted on March 17, 2009 were exercised. As a result, the total SARs outstanding as at December 31, 2010 are 998,753 (2009 - 1,207,425).

Total expense of $4.0 million was recorded in Stock-based compensation expense for the year ended December 31, 2010, as the intrinsic value of the awards was above that of the grant price. For the year ended December 31, 2009, total expense of $2.0 million was recognized in Stock-based compensation as the intrinsic value of the awards was above that of the grant price.

Note 18  Capital disclosures

The Company’s objectives when managing its capital are:

•                                          to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future growth of the business, both internally and by acquisition;

•                                          to provide an adequate return to its shareholders;

•                                          to manage capital in a manner that will maintain compliance with its financial covenants.

The Company defines its capital as follows:

•                                          shareholders’ equity;

•                                          non-controlling interests;

•                                          bank advances and other short-term debt; and

•                                          long-term debt

The Company manages its capital structure and makes adjustments to it in accordance with the aforementioned objectives, as well as in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company has purchased shares for cancellation pursuant to NCIB. As well, the Company may issue new shares and/or new debt to replace existing debt. There are no assurances that these initiatives will be carried out.

In the management of capital, the Company has established quantitative return on capital criteria, and year-over-year sustainable earnings growth targets for the Company’s divisions. These targets are monitored and reviewed on a quarterly basis by using a number of key financial metrics, including:

•                                          return on capital employed (“ROCE”): operating income divided by average capital employed — ROCE is a key measurement of financial performance, focusing on cash and the efficient use of capital;

•                                          net debt to capitalization, is net debt (the sum of long-term debt including the current portion and bank advances, less cash), divided by the sum of net debt, shareholders’ equity and non-controlling interests.

Both of these metrics have no standardized meanings prescribed by Canadian GAAP and, therefore, are unlikely to be comparable to similar measures of other companies.

Note 19  Related party transactions

There were no related party transactions for the year ended December 31, 2010.

During the twelve months ended December 31, 2009, the Company completed its transfer of a production facility to Toda Magnequench Magnetic Materials Co. Ltd. (“TMT”), a joint venture formed between the Magnequench division and Toda Kogyo. Subsequent to the transfer, the Company received total proceeds of $1.9 million from TMT, which was essentially the cost of the production plant, land, taxes and administrative expenses associated with the transfer.

Note 20  Other investment

On May 5, 2010, the Performance Materials division completed the acquisition of a 19.5% stake in Atlantic Metals and Alloys, LLC (“Atlantic”). Atlantic is a privately held, Connecticut based specialty materials-trading company. The purchase price for Atlantic was $1.4 million, satisfied by the issuance of 180,838 common shares of the Company from treasury with the balance of $0.7 million paid in cash. The Company has the option after 24 months to acquire a majority stake in Atlantic.

On December 16, 2010, the Performance Materials division purchased 6,662,222 shares of Noventa Limited (“Noventa”) which represents a minority investment in Noventa.  Noventa is a publicly traded, Jersey based specialty metal supplier. The purchase price for Noventa was $1.0 million and was fully paid in cash.

Note 21  Fair value

The following table presents financial assets and liabilities measured at fair value in the statement of financial position in accordance with the fair value hierarchy. This hierarchy groups financial assets and liabilities into three levels based on the significance of inputs used in measuring the fair value of the financial assets and liabilities. The fair value hierarchy has the following levels:

•	Level 1: quoted prices in active markets for identical assets or liabilities;
•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
•	Level 3: inputs for the asset or liability that are not based on observable market data.

The financial assets and liabilities measured at fair value in the statement of financial position are grouped into the fair value hierarchy as follows:

	Level 1	Level 2	Level 3	Total
Financial Assets
Bankers acceptance notes included in Cash and cash equivalents	$4,764			$4,764
Money Market T-Bill Funds	7,457			7,457
Investment in Noventa Limited	2,664			2,664
Financial Liabilities
Put option issued to non-controlling interest of Buss & Buss			5,794	5,794

Note 22  Comparative figures

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.